CARRAMERICA REALTY CORPORATION

(a Maryland Corporation)

2,649,000 Common Stock

TERMS AGREEMENT

Dated: August 2, 2005

To:	CarrAmerica Realty Corporation

1850 K Street, N.W.

Suite 500

Washington, D.C. 20006

Attention: Chairman of the Board of Directors

Ladies and Gentlemen:

We understand that CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), proposes to issue and sell 2,649,000 shares of Common Stock (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase the Underwritten Securities at the purchase price set forth below.

The Underwritten Securities shall have the following terms:

Title of Securities: Common Stock

Currency: U.S. Dollars.

Number of Shares: 2,649,000

Par Value: $0.01

Greenshoe: Up to 397,350 shares

Settlement Date (T + 2 days): August 5, 2005

Net Proceeds to Issuer: $99,602,400

Initial Price per Share to the Public: $37.75

Underwriting Discount: $0.15 per share

Purchase Price: $37.60 per share

Closing date and location: August 5, 2005 at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019.

Lock-Up: The attached Form of Lock-Up Agreement shall be executed by each of the executive officers and directors of the Company.

All the provisions contained in the document entitled “CarrAmerica Realty Corporation — Common Stock, Preferred Stock, Common Stock Warrants, Depositary Shares and Debt Securities Underwriting Agreement” dated August 2, 2005 to which this Terms Agreement is attached are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Accepted:

CARRAMERICA REALTY CORPORATION

By:	/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Chief Financial Officer

FORM OF LOCK-UP AGREEMENT

August 2, 2005

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

This letter is being delivered to you in connection with the consummation of the transactions contemplated by the Underwriting Agreement (the “Underwriting Agreement”) and the Terms Agreement, each of even date herewith, between CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), and you as the Underwriter named therein, relating to a registered offering of 2,649,000 shares of Common Stock of the Company.

The undersigned agrees and will not, for a period from the date hereof until the end of a period of 60 days after the date of the Prospectus Supplement, without the prior written consent of the Representative, (i) directly or indirectly, sell, offer to sell, transfer, hypothecate, grant any option for the sale of, or otherwise dispose of, any securities of the same class or series or ranking on a parity with any Common Stock or any security convertible into or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or excercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock, or such other securities, in cash or otherwise. These transfer restrictions do not apply to the delivery of Common Stock by the undersigned to the Company for the purposes of satisfying the undersigned’s payment of withholding tax relating to the vesting of the undersigned’s restricted stock granted under the Company’s existing equity incentive plan. In addition, the foregoing notwithstanding, the undersigned may make gifts or transfers of shares of Common Stock to, or for the benefit of, family members, charitable institutions, and trusts, limited partnerships or other entities created for estate planning purposes, the principal beneficiaries of which are family members or charitable institutions, subject to the condition that any such family member or charitable institution or other holder shall execute an agreement with the Representative stating that such transferee is receiving and holding the Common Stock subject to the provisions of this agreement.

Very truly yours,

Name:
Title: